Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 14, 2019, relating to the financial statements and financial statement schedule of TreeHouse Foods, Inc. and subsidiaries, and the effectiveness of TreeHouse Foods, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of TreeHouse Foods, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 30, 2019